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                                                                Exhibit 10(D)

                              EMPLOYMENT AGREEMENT
                              --------------------


        THIS AGREEMENT is made May 6, 1996 effective as of July 1, 1995, by and between RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Company"), and WILLIAM H. WEST, M.D. (the "Executive").

        WHEREAS, the Company is engaged in the business of providing advanced cancer treatment services; and

        WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company and to continue as the Chairman and Chief Executive Officer of the Company; and

        WHEREAS, the Executive desires to be employed on the terms and subject to the conditions hereinafter stated.

        NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement, the parties hereby agree as follows:

                                   SECTION 1
                         POSITION AND RESPONSIBILITIES
                         -----------------------------

        During the Term of this Employment Agreement, the Executive shall perform such duties for such compensation and subject to such terms and conditions as are hereinafter set forth.

                                   SECTION 2
                                TERMS AND DUTIES
                                ----------------

        2.1 Term; Extension. The term of this Employment Agreement (the "Term of this Employment Agreement") will commence as of July 1, 1995, and shall continue through December 31, 1997. On the first and each successive anniversary of the effective date of this Employment Agreement, the Term of this Employment Agreement shall be extended for an additional one (1) year period, unless either party gives notice no later than such anniversary date of such party's intent not to extend the Term of this Employment Agreement. Termination of the Executive's employment pursuant to this Employment Agreement shall be governed by Sections 4 and 5.

        2.2 Duties. The Executive shall devote substantially all of his time and attention and best efforts during normal business hours to the Company's affairs. The Executive shall have such duties and responsibilities as are assigned to him from time to time by the Board of Directors. As of the effective date of this Employment Agreement, the Executive shall continue to possess and assume senior management authority and responsibility as Chairman of the Company, responsible for implementation of the long range growth strategy of the Company, consistent with directions from the Board of Directors.

        2.3 Location. The duties of the Executive shall be performed at such locations and places as may be directed by the Board of Directors.

                                   SECTION 3
                           COMPENSATION AND BENEFITS
                           -------------------------

        3.1 Basic Compensation. The Company shall pay the Executive a base salary ("Base Salary") of $225,000 per annum, subject to applicable withholdings. Base Salary shall be payable according to the customary




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payroll practices of the Company but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase or decrease according to the policies and practices adopted by the Board of Directors from time to time; provided, however, that in no event shall the Base Salary for any year be decreased by more than five percent (5%) from the immediately preceding year's Base Salary as a result of any such annual review.

        3.2 Annual Incentive Awards. The Company will pay the Executive annual incentive compensation of up to 100% of his Base Salary, in accordance with policies and based on performance targets established annually by the Compensation Committee of the Board of Directors.

        3.3 Additional Benefits. The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employees are eligible under any existing or future plans or programs established by the Company for salaried employees. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, restricted stock programs, stock purchase programs and stock options plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or senior executives. The Executive will be entitled to an annual paid vacation as established by the Board of Directors.

        3.4 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Employment Agreement.

        3.5 Withholding. The Company may directly or indirectly withhold from any payments under this Employment Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.

                                   SECTION 4
           DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE

        4.1 Payment in Event of Death. In the event of the death of the Executive during the Term of this Employment Agreement, the Company's obligation to make payments under this Employment Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and incentive compensation which will be paid on a prorated basis for that year. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Employment Agreement, other than "key man" life insurance benefits.

        4.2 Disability Compensation. Notwithstanding the disability of the Executive, the Company will continue to pay the Executive pursuant to Section 3 hereof during the Term of this Employment Agreement, unless the Executive's employment is earlier terminated in accordance with this Employment Agreement, unless the Executive's employment is earlier terminated in accordance with this Employment Agreement. In the event the disability continues for a period of three (3) months, the Company may thereafter terminate this Employment Agreement and the Executive's employment. Following such termination, the Company will pay the Executive amounts equal to his regular installments of Base Salary, as of the time of termination, for a period of six (6) months. All other compensation will cease except for earned but unpaid incentive compensation awards which would be payable on a pro-rated basis for the year in which the disability occurred, through the date of termination.

        4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will

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furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of this Employment Agreement, the Executive's obligations to provide information and assistance will end.

        4.4 Definition of Disability. For purposes of this Employment Agreement, the term "disability" will have the same meaning as is attributed to such term, or any substantially similar term, in the Company's long term income disability plan as in effect from time to time.

        4.5 Key-Man Life Insurance. Upon request by the Company, the Executive agrees to cooperate with the Company in obtaining "key man" life insurance on the life of the Executive, with death benefits payable to the Company. Such cooperation shall include the submission by the Executive to a medical examination and his response to inquiries regarding his medical history.

                                   SECTION 5
                           TERMINATION OF EMPLOYMENT

        Notwithstanding anything herein to the contrary, this Employment Agreement and the Executive's employment with the Company may be terminated by the Company at any time, subject to the terms and provisions of this Section 5.

        5.1     Termination Without Cause

                (a) Without a Change in Control. If the Executive suffers, a Termination Without Cause (hereinafter defined) and a Change in Control (hereinafter defined) shall not have occurred within one (1) year prior thereto, the Company will continue to pay the Executive amounts equal to his Base Salary, as in effect at the time of the Termination Without Cause, for the remaining Term of this Employment Agreement; provided, however, if the Executive shall give the notice referred to in Section 6.3(c), the Executive shall not be entitled to any amounts for periods after the effective date of such notice. Earned but unpaid Base Salary through the date of termination will be paid in a lump sum at such time, and pro-rated incentive compensation, if any, for the year of termination, to the date of termination, will be paid to the Executive in accordance with the Company's customary practice for payment of incentive compensation. For six (6) months following such Termination Without Cause, the Company shall reimburse the Executive for the cost of the Executive's major medical health insurance as in effect at the date of termination; provided that reimbursement for the costs of such medical insurance shall cease upon the effective date of a notice given by the Executive pursuant to Section 6.3(e). The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

        (b) Upon a Change in Control. If the Executive suffers a Termination Without Cause within one (1) year following a Change in Control, the Company will pay to the Executive in a lump sum upon such termination an amount equal to the lesser of (i) 300% of the Executive's Base Salary as in effect at the time of the termination and (ii) the maximum amount which could be paid and not result in such amount or any other payment in the nature of compensation (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Section 280G")) to or for the benefit of the Executive, or any part of such amount or other payment, constituting a "parachute payment" within the meaning of Section 280G. Earned but unpaid Base Salary through the date of termination will be paid in a lump sum at such time and pro rated incentive compensation, if any, for the year of termination, to the date of termination, will be paid to the Executive in accordance with the Company's customary practice for payment of incentive compensation.

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        5.2     Termination With Cause; Voluntary Termination. If the Executive
suffers a Termination with Cause or the Executive terminates his employment with the Company (a "Voluntary Termination"), then, whether or not there has been a Change in Control, the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination. However, earned but unpaid Base Salary through the date of termination will be paid in a lump sum at such time, and incentive compensation, if any, for the year during which such termination occurs will be pro rated for the portion of the year prior to the date of termination and paid in accordance with the Company's customary practice for payment of incentive compensation.

        5.3 Definitions. For purposes of this Employment Agreement, the following terms have the following meanings:

                (a) "Change in Control" shall occur if an event or series of events occurs after the effective date of this Employment Agreement which would constitute either a change in ownership of the Company, within the meaning of
Section 280G, or a change in the ownership of a substantial portion of the Company's assets, within the meaning of Section 280G, but for purposes of this definition, the fair market value threshold for determining "substantial portion of the Company's assets" shall be "greater than 50%;" provided that neither a distribution of shares of Company stock by Seafield Capital Corporation ("Seafield") to its shareholders nor a sale (including a sale by Seafield) of shares of Company stock in a public offering shall constitute a change in control for purposes of this Employment Agreement.

                (b) "Termination With Cause" means termination of the Executive's employment by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's conviction for a felony, the Executive's perpetration of a fraud, embezzlement or other act of dishonesty or the Executive's breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders.

                (c) "Termination Without Cause" means termination of the Executive's employment by the Company other than due to the Executive's death or disability of Termination With Cause.

                                   SECTION 6
                      OTHER DUTIES OF THE EXECUTIVE DURING
                AND AFTER THE TERM OF THIS EMPLOYMENT AGREEMENT

        6.1 Additional Information. The Executive will, upon reasonable notice, during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 6.1.

        6.2 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Employment Agreement. The Executive will not during the Term of this Employment Agreement or thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company, whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.

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        6.3     Noncompetition.

                (a) During the Term of Employment. The Executive will not Compete with the Company (as defined in subsection (d) hereafter) at any time while he is employed by the Company or receiving payments from the Company.

                (b) Voluntary Termination; Termination With Cause. In the event of a Voluntary Termination or a Termination With Cause, the Executive will not Compete with the Company for a period consisting of the longer of (i) the remaining Term of this Employment Agreement and (ii) one (1) year, provided that if a Voluntary Termination follows a notice by the Company under Section
2.1 that the Term of this Employment Agreement will not be automatically extended, there will be no restriction on the Executive's right to Compete with the Company after the date his employment terminates.

                (c) Termination Without Cause. In the event of a Termination Without Cause within one (1) year after a Change in Control, there will be no restriction on the Executive's rights to Compete with the Company after the date of his employment terminates. In the event of a Termination Without Cause where there has been no Change in Control or where such Termination Without Cause occurs after one (1) year following a Change in Control, the Executive will not Compete with the Company for a period consisting of the longer of (i) Change in Control, the Executive will not Compete with the Company for a period consisting of the longer of (i) the remaining Term of this Employment Agreement and (ii) one (1) year; provided, however, that in such event, if the Executive gives written notice to the Company that the Executive will forego payment of all amounts and payments otherwise due to him following the effective date of such notice as a result of a Termination Without Cause, there will be no restriction on the Executive's rights to Compete with the Company following such effective date.

        (d) Definition of "Compete" With the Company. For the purposes of this Section 6, the term "Compete with the Company" means action by the Executive, direct or indirect, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in the Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest in, or employment, association or affiliation with, any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise that provides oncology services or management services to any oncology or hematology practice within a fifty mile radius of any location where the Company or any subsidiary or affiliate of the Company performs such services at the date of a termination of the Executive's employment or has performed such services within one year prior to such termination of employment; provided, however, that the term "Compete with the Company" shall not include (i) the commencement or continuation of the private practice of medical oncology by Executive, or (ii) ownership (without any more extensive relationship) of a less than a 5% interest in any publicly-held corporation or other business entity.

        (e) Reasonableness of Scope and Duration; Remedies. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 6 without being required to prove damages or furnish any bond or other security.

                                   SECTION 7
                    CONSOLIDATION, MERGER OR SALE OF ASSETS

        Nothing in this Employment Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or organization which assumes

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this Employment Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" as used herein will mean or include the other corporation or organization and this Employment Agreement shall continue in full force and effect. This Section 7 is not intended to modify or limit the rights of the Executive hereunder.

                                   SECTION 8
                                 MISCELLANEOUS

     8.1 Entire Agreement. This Employment Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

     8.2 Amendment; Waiver. This Employment Agreement may not be modified or amended except in writing signed by the parties. No terms or condition of this Employment Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

     8.3 Severability; Modification of covenant. Should any part of this Employment Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Employment Agreement had been originally executed without including the invalid part. Should any covenant of this Employment Agreement be unenforceable because of its geographic scope or term, its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

     8.4 Effect of Captions. Titles and captions in no way define, limit, extend or describe the scope of this Employment Agreement nor the intent of any provision thereof.

     8.5 Counterpart Execution. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     8.6 Governing Law; Arbitration. This Employment Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Memphis, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of litigation, including attorney's fees incurred in connection therewith, as may be approved by such court.

     8.7 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:


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          (i)   If to the Company, at 1775 Moriah Woods Boulevard, Memphis,
     Tennessee 38117, Attention: Chairman of the Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

          (ii) If to the Executive, at 4354 Walnut Grove Road, Memphis, Tennessee 38117 or such other address as may have been furnished to the Company by the Executive in writing.

     8.8 Binding Agreements. This Employment Agreement shall be binding on the parties' successors, heirs and assigns.



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     IN WITNESS WHEREOF, the undersigned have executed this Employment Agreement as of the date first above written.


                                         RESPONSE ONCOLOGY, INC.


                                         By:
                                             -------------------------------
                                             Frank M. Bumstead
                                             Chairman Emeritus


                                         EXECUTIVE:


                                         -----------------------------------
                                             William H. West, M.D.





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